                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                      UNIVERSAL AMERICAN FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 7, 2000

TO THE STOCKHOLDERS OF
UNIVERSAL AMERICAN FINANCIAL CORP.

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UNIVERSAL AMERICAN FINANCIAL CORP. will be held at The Penn Club, 30 West 44th Street, New York, New York 10036, at 10:30 A.M. on June 7, 2000, or at any adjournment thereof (the "Annual Meeting"), for the following purposes:

          1. To elect nine directors to hold office until the next annual election of directors or until their successors are elected and qualified.

          2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 26, 2000 will be entitled to vote at the Annual Meeting.

IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU AS SPECIFIED.

                                          By order of the board of directors

                                          JOAN M. FERRARONE
                                          Secretary

Dated: May 22, 2000
       Rye Brook, New York

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                             6 INTERNATIONAL DRIVE
                         RYE BROOK, NEW YORK 10573-1068

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 2000
                            ------------------------

        The Annual Meeting of Stockholders of UNIVERSAL AMERICAN FINANCIAL CORP. (the "Company") will be held at The Penn Club, 30 West 44th Street, New York, New York 10036, at 10:30 A.M. on June 7, 2000 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This statement is furnished in connection with the solicitation by the Company of proxies to be used at the Annual Meeting or at any and all adjournments of such meeting.

        If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company at its principal executive office, 6 International Drive, Rye Brook, New York 10573 or in person at the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying proxy first will be sent or given to stockholders is May 22, 2000.

VOTING RIGHTS

        On April 26, 2000 (the "Record Date"), the Company had outstanding one class of voting securities, namely 46,792,995 shares of common stock, $.01 par value. Holders of the common stock are entitled to one vote for each share registered in their names at the close of business on the Record Date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 26, 2000 as to the number of shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company's common stock ("5% Holder"), (ii) each person who is a director of the Company or a nominee for election as such director, and (iii) all persons as a group who are directors or a nominee for election as such director and officers of the Company, and as to the percentage of outstanding shares held by them on that date. Unless otherwise indicated, each such beneficial owner holds the sole voting and investment power with respect to shares of common stock outstanding. The Company's common stock is the only class of voting securities outstanding.

                                                            BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER             STATUS    OWNERSHIP(A)   OF CLASS
------------------------------------            ---------  ------------   --------
Capital Z Financial Services Fund II, L.P.      5% Holder   26,144,060(b)   55.9%
("Capital Z")
54 Thompson Street
New York, New York 10012
UAFC, L.P.                                      5% Holder    2,399,415       5.1%
30 North LaSalle Street
Chicago, Illinois 60602
Richard A. Barasch                              Director     2,745,032(c)    5.8%
6 International Drive
Rye Brook, NY 10573
Bradley E. Cooper                               Director            --(b)   *
54 Thompson Street
New York, New York 10012
Susan S. Fleming                                Director            --(d)   *
54 Thompson Street
New York, New York 10012
Mark M. Harmeling                               Director        17,500(e)   *
108 Chestnut Street
North Reading, MA 01864
Bertram Harnett                                 Director       147,451(f)   *
105 East Palmetto Park Road
Boca Raton, FL 33432
Patrick McLaughlin                              Director        41,500(g)   *
100 Chetwynd Drive
Rosemont, PA 19010
Robert A. Spass                                 Director            --(b)   *
54 Thompson Street
New York, New York 10012
Richard Veed                                    Director         5,500(h)   *
30 North LaSalle Street
Chicago, IL 60602
Robert F. Wright                                Director       415,945(i)    1.0%
57 West 57th Street
New York, New York 10019
Directors and Officers as a Group (13 persons)               6,984,916      14.6%

 *  Percent of class is less than 1%

 (a) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any security within 60 days. The percentages are therefore based on the 46,792,995 shares of common stock outstanding as of April 26, 2000 plus common stock issuable with respect to options and warrants held by the person whose percentage of ownership is being calculated which are presently exercisable.

(b) Robert A. Spass and Bradley E. Cooper, who are directors of the Company, are partners of Capital Z Partners Ltd., the ultimate general partner of Capital
    Z. In addition, Mr. Spass and Mr. Cooper each own 9.9% of the voting capital stock of Capital Z Partners, Ltd. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners. Ltd. Mr. Spass and Mr. Cooper each disclaims beneficial ownership of all shares of the Company's common stock that are beneficially owned by Capital Z.

 (c) Includes 340,500 shares of common stock that would be received upon the exercise of 340,500 stock options held by Richard Barasch. Also includes the following shares of which Mr. Barasch disclaims beneficial ownership:
     1,024,728 shares of common stock which are held directly by, or in trust for, members of his immediate family; and 392,396 shares of common stock which are held in an irrevocable trust for the benefit of the Harnett family (the "Barasch Universal Trust") of which Richard Barasch is trustee.

(d) Ms. Fleming is a principal of Capital Z and disclaims beneficial ownership of all shares of common stock beneficially owned by Capital Z.

(e) Includes 9,500 shares of common stock that would be received upon the exercise of 9,500 stock options held by Mr. Harmeling.

(f) Includes 21,500 shares of common stock that would be received up on the exercise of 21,500 stock options held by Bertram Harnett. Does not include shares and warrants held by the Barasch Universal Trust, of which Mr. Harnett disclaims beneficial ownership.

(g) Includes 7,500 shares of common stock that would be received upon the exercise of 7,500 stock options held by Mr. McLaughlin.

(h) Includes 5,500 shares of common stock that would be received upon the exercise of 5,500 stock options held by Mr. Veed. Does not include any indirect ownership through UAFC, L.P. by Mr. Veed who is a partner of AAM Capital Partners, L.P., ("AAM") in a partnership that owns an interest in UAFC, L.P.

(i) Includes 20,500 shares of common stock that would be received upon the exercise of 20,500 stock options held by Robert Wright.

                             ELECTION OF DIRECTORS

        The restated Certificate of Incorporation and the By-Laws of the Company provide for a board of directors of not less than three members, with the number of members to be as set by the board of directors. Each director is elected for a term of one year, ending at the next annual meeting of the Shareholders, and until his or her successor is elected and qualifies, subject to earlier removal. The number of directors has been fixed by the board at nine. All of the present directors are nominees for election by the holders of the Company's common stock.

SHAREHOLDERS' AGREEMENT

        The Company, Capital Z, U.A.F.C., Richard Barasch and several other shareholders of the Company entered into a shareholders' agreement on July 30, 1999. The shareholders' agreement contains "first offer," "tag-along" and "drag-along" provisions. The "first offer" provisions require that each party to the shareholders' agreement, before making any sale or transfer of Company shares, with the exceptions noted below, first offer them to Richard Barasch and Capital Z. The first offer requirement does not apply to certain intra-family transfers or to pledges and other transfers of less than 2% of the Company's outstanding common stock at any one time, or 2.5% of such outstanding shares, when aggregated with the other transfers by the shareholder and his, her or its permitted transferees. The "tag-along" provision allows the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the shareholders' agreement. "Drag-along" rights permit a selling party to the shareholders' agreement to force the other parties to the shareholders' agreement to sell a proportion of the other holder's shares in a sale arranged by the selling shareholder.

        The shareholders' agreement requires Capital Z, Richard Barasch and AAM to vote for the nine members of the Company's board of directors nominated as follows: Capital Z-four, Richard Barasch-two, AAM-one and the Company-two. Because of Capital Z's majority stock ownership, Capital Z also effectively controls the election of the two directors that the Company is entitled to nominate. The ability to nominate directors may be adjusted based upon the amount of common stock owned by each such shareholder. The ability of Richard Barasch to nominate directors is also affected by his continued employment with the Company. In addition, the ability to nominate directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of the outstanding common stock of the Company from Capital Z.

        Pursuant to the terms of the shareholders' agreement, Capital Z is entitled to representation on the audit committee and the compensation committee of the board of directors, provided that it continues to hold at least 10% of the outstanding common stock of the Company.

        Each party to the shareholders' agreement has agreed for two years following the closing not to vote his or its shares in favor of a merger where the Company's shareholders would receive consideration other than in the form of shares of the surviving entity.

CHANGE IN CONTROL

        On July 30, 1999, the Company sold 25,707,552 shares of Company common stock to Capital Z for $80,978,790. The sale was pursuant to a Share Purchase Agreement dated December 31, 1998, as amended by an Amendment dated July 27, 1999 ("UA Stock Purchase Agreement"). In addition, the Company issued 436,507 shares of Company common stock to an affiliate of Capital Z in part payment of the affiliate's fee under the UA Stock Purchase Agreement. As a result, Capital Z and affiliates owned 60.7% of the outstanding common stock of the Company on July 30, 1999. The decrease in Capital Z's percentage ownership from July 30, 1999 to April 26, 2000 was due to the issuance of additional shares by the Company.

DIRECTOR COMPENSATION

        Directors who are not employees of the Company receive a fee of $500 for each meeting of the board or committee meeting attended, unless the committee meeting is held immediately prior to or after a board meeting. In that case, a non-employee director will receive a $250 fee for the committee meeting. In addition, directors are reimbursed for their travel and related expenses in connection with serving as board members.

        Beginning in 2000, directors will receive a fee of $1,000 for each meeting of the board or committee meeting attended, unless the committee meeting is held immediately prior to or after a board meeting. In addition, they will receive a retainer of $5,000 per year, payable quarterly. The Chairman of the Audit Committee and the Chairman of the Investment Committee will receive an additional fee of $15,000.

        In 1999, each director was eligible to be granted options under the Universal American Financial Corp. 1998 Incentive Compensation Plan, and on November 17, 1999, each eligible director was granted options to purchase 4,500 shares of common stock at an exercise price of $4.00, for a total of 36,000 options granted. In addition, although the 1998 Incentive Compensation Plan superceded all other incentive compensation plans, options previously granted under the Stock Option Plan for Directors, adopted in 1992, will remain outstanding in accordance with their terms. Under the Stock Option Plan for Directors, options were granted on June 30th of each year to each eligible director in office at that time at the rate of 1,000 options for each year of service on the board since the last grant and became exercisable one year after grant.

COMMITTEES OF THE BOARD OF DIRECTORS

        The board of directors has an audit committee, a transaction committee, a compensation committee and an executive committee. The audit committee is empowered to consult with the Company's independent auditors with respect to their audit plans and to review their audit report and the accompanying management letters. The transaction committee reviews and recommends to the board on certain capital transactions entertained by the Company. The compensation committee reviews and determines compensation, including incentive stock option grants, of officers of the Company. The executive committee has the authority to act between board meetings on behalf of the board, on all matters allowed by law.

        During the fiscal year ended December 31, 1999, there were six meetings of the board of directors, three meetings of the audit committee and one meeting of the compensation committee. Each incumbent director attended more than 75% of the aggregate of the total number of meetings of the board of directors and of the meetings of each committee of which he was a member.

LISTING OF DIRECTORS

        The following table sets forth certain information concerning the directors of the Company, all of whom are nominees for election as such directors.

                               POSITION WITH THE COMPANY, PRESENT PRINCIPAL OCCUPATION OR
NAME                   AGE        EMPLOYMENT AND THE PAST FIVE-YEAR EMPLOYMENT HISTORY
----                   ---     ----------------------------------------------------------
Richard A. Barasch     46     Director, Chairman of the Board (since December 1997),
                              President and Chief Executive Officer of the Company;
                              Director and President of American Progressive; and Chairman
                              of the Board of all other Insurance Subsidiaries and of
                              WorldNet. Mr. Barasch has been a director and executive
                              officer of the Company since July 1988, President since
                              April 1991 and Chief Executive Officer since June 15, 1995.
                              He has held his positions with the Company's subsidiaries
                              since their acquisition or organization by the Company.
Bradley E. Cooper      33     Mr. Cooper is a Partner and co-founder of Capital Z. Prior to joining Capital Z, Mr. Cooper served in similar roles at
                              Insurance Partners, L.P. ("Insurance Partners") and
                              International Insurance Investors, L.P. Prior to the
                              formation of Insurance Partners, Mr. Cooper was a Vice
                              President of International Insurance Advisors, Inc. and was
                              an investment banker in the Financial Institutions Group at
                              Salomon Brothers, Inc. Mr. Cooper currently serves on the
                              board of directors of Superior National Insurance Group,
                              Highlands Insurance Group, CERES Group, Inc., and American
                              Capital Access Holdings.
Susan S. Fleming       29     Ms. Fleming is a Principal of Capital Z. Prior to joining
                              Capital Z, Ms. Fleming served as Vice President of Insurance
                              Partners and was an investment banker in the Mergers and
                              Acquisitions Financial Institutions Group at Morgan Stanley
                              & Co. Ms. Fleming currently serves on the Board of Directors of CERES Group, Inc.
Mark M. Harmeling      47     Director of the Company since July 1990 and director of
                              American Progressive since December 1992. Mr. Harmeling has been President of Bay State Realty Advisors since January
                              1994 and previously President of Intercontinental Real
                              Estate Corporation, a real estate management and development company for more than the past five years. Mr. Harmeling is also a director of the following companies: Rochester
                              Shoetree Corporation (since 1988) and Applied Extrusion
                              Technologies (since 1987).
Bertram Harnett        76     Elected director of the Company and American Pioneer in June
                              1996 and had been a director of the Company previously (July
                              29, 1988 to February 9, 1989). Mr. Harnett is President of
                              the law firm of Harnett Lesnick & Ripps P.A., Boca Raton,
                              and its predecessors since 1988 and a practicing lawyer
                              since 1948. He is the author of treatises on insurance law and is a former Justice of New York State Supreme Court.

                               POSITION WITH THE COMPANY, PRESENT PRINCIPAL OCCUPATION OR
NAME                   AGE        EMPLOYMENT AND THE PAST FIVE-YEAR EMPLOYMENT HISTORY
----                   ---     ----------------------------------------------------------
Patrick J. McLaughlin  41     Director of the Company since January 1995. Mr. McLaughlin has been a Managing Director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, since April 1993. Prior to that he was an Executive Vice President and Chief Investment Officer of
                              Life Partners Group, Inc. (April 1990 to April 1993),
                              Managing Director of Conning & Company (August 1989 to April
                              1990) and Senior Vice President and Chief Investment Officer
                              of ICH Corporation (March 1987 to August 1989).
Robert A. Spass        43     Mr. Spass is a Partner and co-founder of Capital Z. Prior to founding Capital Z, Mr. Spass was the Managing Partner and co-founder of Insurance Partners. Prior to the formation of
                              Insurance Partners, Mr. Spass was President and CEO of
                              International Insurance Advisors Inc. Prior to that, Mr.
                              Spass was a Director of Investment Banking at Salomon
                              Brothers and a Senior Manager for Peat Marwick Main & Co.
                              Mr. Spass serves on the board of directors of Highlands
                              Insurance Group, Superior National Insurance Group, CERES
                              Group, Inc and MMI Companies.
Richard Veed           47     Director of the Company since April 25, 1997; Mr. Veed has been a Managing Partner of AAM Investment Banking Group,
                              Ltd. since October 1993. Prior to that he was President of
                              Guaranty Reassurance Corp. from September 1992 to May 1993 and a Partner at Arthur Anderson & Co. from 1987 to August
                              1992. He is also a director of HomeVest Financial Group,
                              Inc.
Robert F. Wright       74     Director of the Company since June 1998. Mr. Wright has been
                              President of Robert F. Wright Associates, Inc. since 1988.
                              Prior to that Mr. Wright was a senior partner of the public accounting firm of Arthur Anderson & Co. from 1960 to 1988.
                              Mr. Wright is director of Hanover Direct, Inc., Reliance
                              Standard Life Insurance Company and its affiliates,
                              Deotexis, Inc., GVA Williams, The Navigators Group, Inc.,
                              Quadlogic Controls Corp., and U.S. Timberlands Company, L.P.

        All of the Company's officers and directors are elected annually for one-year terms. All officers and directors hold office until their successors are duly elected and qualified.

             EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND
                               OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AS OF DECEMBER 31, 1999

        The compensation committee of the board of directors reviews and approves the compensation of the Company's executive officers (including the executive officers named in the management section below). The committee is made up of four independent, non-employee members of the board. The objective of the Company's compensation program is to provide a total compensation package that will enable the Company to:

-  attract, motivate and retain outstanding individuals;

- align the financial interests of those individuals with the interests of the Company's shareholders;

- reward those individuals for increasing levels of profit and shareholder value; and

- encourage management's stake in the long-term performance and success of the Company

        In order to achieve these goals, the committee establishes a competitive and appropriate total compensation package for each executive officer, consisting primarily of four components -- base salary, annual bonus, stock options and restricted stock awards. The committee conducts an annual review of compensation relative to other life insurance companies and companies of similar size in the financial industry.

     Base Salaries

        The committee establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. Other factors considered in determining base salary include the responsibilities of the executive officer, experience, length of service and individual performance. During fiscal year 1999, base salaries of the executive officer group increased an average of 20.2%. The committee believes that the base salaries of the current executive officers are within or below the competitive market range of comparable companies.

     Cash Bonuses

        The committee awards cash bonuses to the executive officers. The criteria used to determine cash bonus levels include operating profits, new business production and expenses relative to pre-determined budgets. The executive officer group's fiscal year 1999 cash bonus was 31.1% of the group's annual base salary.

     Stock Options and Restricted Stock

        An important component of the Company's executive compensation program is the award of stock options and restricted stock. Restricted stock is stock in the Company which the executive officer must hold for a period of time before it can be sold. The committee believes that stock options and restricted stock motivate the executive officers to remain focused on the overall long-term performance of the Company. Generally the award of a stock option creates no financial benefit to the executive unless there is appreciation in the price of the Company's stock after the award date. The financial benefit of an award of restricted stock can not be realized by the executive officer until the restriction can be lifted from the stock, generally a minimum of two years. The total number of restricted stock and stock options awarded to the executive officer group during fiscal year 1999 amounted to 216,900 and 1,470,000, or 0.1% and 5.5% of the average outstanding shares of the Company during 1999.

                                          The Compensation Committee
                                          Mark M. Harmeling, Chairman
                                          Susan S. Fleming
                                          Richard A. Veed

PERFORMANCE GRAPH

        The Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for the five year period between December 31, 1994 to December 31, 1999, with the cumulative total returns of The Nasdaq Stock Market ("NSM") and the Nasdaq Insurance Stocks ("NIS"). The comparison for each period assumes that $100 was invested on December 31, 1994 in each of the Company's Common Stock, the stocks included in The Nasdaq Stock Market Total Return Index and the stocks included in the Nasdaq Insurance Stocks Total Return Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
'[COMPARISON GRAPH]'

                                                          UHCO                         NSM                         NIS
                                                          ----                         ---                         ---
Dec. 94                                                  100.00                      100.00                      100.00
Dec. 95                                                   95.24                      141.44                      142.05
Dec. 96                                                   80.95                      173.92                      161.92
Dec. 97                                                  107.16                      213.38                      237.52
Dec. 98                                                  100.00                      299.95                      211.18
Dec. 99                                                  176.19                      543.07                      164.29

MANAGEMENT

        The following table shows the total compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and the three most highly compensated executive officers of the Company and its subsidiaries for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION       ----------------------------------------
                                  --------------------------   RESTRICTED     STOCK       ALL OTHER
NAME, AGE AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     STOCK $(1)    OPTIONS   COMPENSATION(2)
--------------------------------  ----   --------   --------   -----------   -------   ----------------
Richard A. Barasch (46)           1999   $475,000   $172,800    $115,200     637,500        $3,200
Chairman & Chief Executive        1998    375,000     60,000      60,000     168,000         3,200
Officer                           1997    325,555     30,000      27,500      25,000         2,375

Gary W. Bryant (50)               1999   $250,000   $ 47,000    $ 47,000     307,500        $3,200
Senior Vice President of the      1998    225,000     27,000      27,500     115,000         3,200
Company and President of          1997    212,000     25,000      22,000      20,000         2,120
American Pioneer

Robert A. Waegelein (39)          1999   $200,000   $ 92,600    $ 28,400     262,500        $3,200
Sr. Vice President &              1998    150,000     20,000      20,000      70,000         3,200
Chief Financial Officer           1997    141,000     15,000      13,750      15,000         1,410

William E. Wehner (56)            1999   $175,000   $ 29,500    $ 29,500     217,500        $3,200
Exec. Vice President &            1998    165,000     20,000      20,000      70,000         3,200
Chief Operating Officer,          1997    155,000     15,000      13,750      15,000         1,550
of American Progressive

---------------
(1) The executive officers were awarded shares of restricted stock of the Company on various dates. These shares are shown at the fair market value of the Company's common stock on the date of the award.

(2) The amounts in this column represent the value of common stock of the Company contributed by the Company under the 401(k) plan to match contributions to the plan on behalf of the executive officer.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information about options to purchase common stock granted to the executive officers named in the summary compensation table during 1999:

                             NUMBER OF    PERCENT OF
                             SECURITIES     TOTAL
                             UNDERLYING    OPTIONS
                              OPTIONS     GRANTED TO
                              GRANTED     EMPLOYEES    EXERCISE PRICE
NAME                            (#)        IN 1999       ($/SHARE)            EXPIRATION DATES
----                         ----------   ----------   --------------   -----------------------------
Richard A. Barasch            637,500       25.36%      3.15 - 4.09     August 1, 2009; April 1, 2010
Gary W. Bryant                307,500       12.23%      3.15 - 4.09     August 1, 2009; April 1, 2010
Robert A. Waegelein           262,500       10.44%      3.15 - 4.09     August 1, 2009; April 1, 2010
William E. Wehner             187,500        7.46%      3.15 - 4.09     August 1, 2009; April 1, 2010

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

        The following table sets forth information about options to purchase common stock exercised by the executive officers named in the summary compensation table and the number and value of options each of those officers held on December 31, 1999:

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                         SHARES                            YEAR-END(#)              FISCAL YEAR-END($)(1)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Richard A. Barasch         --            --          340,500        570,000       $640,303      $1,259,188
Gary W. Bryant             --            --          207,500        290,000       $416,003      $  377,125
Robert A. Waegelein        --            --          160,000        242,500       $321,350      $  311,375
William E. Wehner          --            --          155,000        202,500       $313,975      $  263,438

---------------
(1) Calculated using the market price on December 31, 1999 of $4.625 per share and exercise prices ranging between $2.00 and $3.33 for exercisable options and ranging between $2.25 and $3.15 for unexercisable options.

INCENTIVE STOCK OPTION PLAN

        On May 28, 1998, the Company's shareholders approved its 1998 Incentive Compensation Plan (the "1998 ICP"). The 1998 ICP superseded the Company's Incentive Stock Option Plan, which had been approved by the shareholders in April 1983 and amended in May 1987, June 1989, June 1994 and June 1995. Options previously granted under the Company's Incentive Stock Option Plan will remain outstanding in accordance with their terms and the terms of the respective plans. The 1998 ICP provides for grants of stock options as well as stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property ("Awards"). Executive officers, directors, and other officers and employees of the Company or any subsidiary, as well as other persons who provide services to the Company or any subsidiary, are eligible to be granted Awards under the 1998 ICP. Under the 1998 ICP and the previous Incentive Stock Option Plan, stock options ("Incentive Stock Options") are granted to provide an additional means of providing incentive to executives and other "key salaried employees" of the Company (which is defined under section 422A of the Internal Revenue Code as employees of the Company and its subsidiaries).

        Within the limits of the 1998 ICP, the Company's board of directors, in its discretion, determines the participants, the number of options to be granted and the purchase price and terms of each option. The price for the shares covered by each option is required to be not less than 100% of the fair market value at the date of grant. Options expire five years from the date of grant or termination and become exercisable in installments as determined by the board of directors commencing one year after date of grant.

        During the year ended December 31, 1999, 2,524,000 Incentive Stock Options were granted at exercise prices ranging between $3.15 and $4.25. Incentive Stock Options to purchase 13,000 shares of Common Stock at exercise prices ranging between $2.00 and $2.25 were canceled or expired. Incentive Stock Options to purchase 12,500 shares of common stock were exercised at a price of $2.00. As of March 31, 2000, Incentive Stock Options to purchase 1,192,250 shares were exercisable, none of which have since been exercised.

OTHER COMPENSATION

        Pursuant to the UA Stock Purchase Agreement, the Company sold common stock at $3.15 to certain members of management of the Company. The Company agreed to assist members of management in the purchase of this stock on the following basis:

        1. For those whose purchase of shares exceeded $10,000, the Company agreed to lend the employee an amount equal to the lesser of (i) the excess of the total purchase price over $10,000 and (ii) 50% of the total purchase price on the terms set forth below ("the Loan") to a maximum of $100,000.

        2.  The terms of the Loan are as follows:

           a. The principal of the Loan will be due and payable on July 30, 2003, which is four years from the date of the Closing of the Capital Z issuance (the "Closing"), subject to acceleration or cancellation, as set forth below.

           b. The Loan will carry interest at the prime rate published by the Chase Manhattan Bank as its "prime rate," in effect from time to time. Interest shall be payable annually, in arrears.

           c. If the employee voluntarily terminates employment by the Company or its subsidiaries prior to the due date of the Loan or fails to pay interest when due, the Loan shall become immediately due and payable.

           d. The Loan shall be prepayable, in whole or in part, at any time and from time to time, without penalty, with payment of the interest accrued on the amount prepaid.

           e. The Loan shall be secured by a pledge of all of the Company's Stock purchased by the employee (the "Pledged Stock"), on the following terms.

               i. The Company stock will be subject to the pledge, regardless of whether it is paid for with the proceeds of the Loan or out of other funds. Any distributions with respect to the shares pledged shall become part of the collateral.

               ii. The pledge shall be perfected by the delivery to the Company of the certificates for all of the pledged stock, together with executed blank stock powers.

               iii. In the event that the principal or interest on the Loan is not paid when due, the Company may exercise all of the rights of a pledgee under the New York Uniform Commercial Code with respect to the pledged stock, in addition to all other rights it may have to obtain payment of the amount due to it.

               iv. If, while the Pledged Stock is being held as security, the employee wishes to sell any of it, the certificate or certificates will be delivered in accordance with the employee's written instructions, against the prepayment of at least 125% of the portion of the outstanding balance of the Loan (and the interest on the amount so prepaid) which bears the same proportion to the total balance as the shares delivered bears to the total number of Pledged Shares.

           f. If, while still employed by the Company or one of its subsidiaries and prior to the due date of the Loan, the closing price reported for the common stock of the Company on the NASDAQ National Market for each and every trading day during any period of 60 consecutive calendar days is at least $9.50, which amount is twice the closing price on the trading day before the Closing (with appropriate adjustments for stock splits, stock dividends, and other capital changes), the unpaid principal balance of the Loan, as well as any interest accrued since the last interest payment date, will be canceled. The income resulting from any such cancellation will be treated as additional compensation paid to the employee.

        Loans were made to 32 members of management totaling $967,664 including $78,750 to Richard A. Barasch, $87,500 to Gary W. Bryant, $50,000 to Robert A. Waegelein, and $126,000 to William E. Wehner.

EMPLOYMENT AGREEMENTS

     Employment Agreement with Richard A. Barasch

        On July 30, 1999 the Company purchased from PennCorp Financial Group, Inc ("PFG") all of the outstanding shares of common stock of certain direct and indirect subsidiaries of PFG (the "Penn Union Transaction"). To finance part of the purchase price Capital Z purchased 25,707,552 shares of the Company's common stock on July 30, 1999 for approximately $80,978,790 (the "Capital Z Issuance"). As a condition of closing the Penn Union Transaction, an employment agreement was entered into with Richard A. Barasch (the "Employment Agreement"). The Employee Agreement provides that Mr. Barasch will continue to serve as the Chairman of the Board and Chief Executive Officer of the Company for a period of three years from the closing of the transaction. The Employment Agreement also provides for an automatic one-year extension unless the Company or Mr. Barasch provides the other party six months' prior written notice before the expiration of the original three-year term.

        Under the Employment Agreement, Mr. Barasch is entitled to receive an annual base salary of $475,000 and any annual increases that may be determined in the sole discretion of the board (the "Salary"). In 1999, Mr. Barasch is entitled to receive an annual bonus equal to: (i) for the period prior to the closing of the Capital Z issuance, a pro rated bonus based on the Company's existing executive bonus plan plus (ii) the product of the Salary times a fraction, the numerator of which is the number of days from the closing of the Capital Z Issuance through the end of the fiscal year and the denominator of which is 365 and shall be based upon the achievement of goals established by the board in good faith consultation with Mr. Barasch. If goals are not established, the amount will be determined by reference to the Company's existing executive bonus plan. Commencing in the year 2000, and for each fiscal year during the remaining employment term under the Employment Agreement, Mr. Barasch will be eligible to earn a bonus based on criteria set by the compensation committee of the board giving him an opportunity to earn a maximum bonus of up to 200% of his salary.

        Mr. Barasch received an initial grant of stock options to purchase 600,000 shares under Universal American Financial Corp.'s 1998 Incentive Compensation Plan (the "1998 Incentive Plan") on the date of the closing of the Capital Z Issuance. The options were granted to Mr. Barasch at $3.15 and have a ten-year term. Options representing the right to purchase 400,000 shares vest ratably over a five-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved a compounded annual internal rate of return on its equity interest in the Company of 30% by dates set forth in the Employment Agreement. In the event that stock options are granted to Mr. Barasch at prices below the fair market value on the date of the grant, an expense will be recognized over the vesting period for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant. The Employment Agreement includes customary severance provisions.

     Other Employment Agreements

        Simultaneously with the closing of the Penn Union Transaction, the Company entered into employment agreements with 3 of its senior executives. Under the terms of the agreements, the executives will serve the Company in a position consistent with their position prior to the agreement for a period of two years from the commencement date. The agreements allow for automatic one-year extensions unless the Company or Executive provides the other party six months prior written notice before the expiration of any employment term that the employment term shall not be extended.

        Each agreement provides that the executive will be paid an annual salary as determined by the agreement in regular installments in accordance with the Company's usual payment practice. Annual increases shall be determined at the discretion of the board of directors. In addition, the executive will also receive an annual bonus based on the achievement of goals established by the board. If goals are not established, the amount will be established by reference to the Company's existing executive bonus plan. The bonus shall be paid (i) 50% in cash and (ii) 50% in Company common stock based on the market value of the shares on the date of issuance. Market value means the 20-day average of the closing price of the shares on NASDAQ, or, if the shares are not then traded on NASDAQ, on such other national stock exchange on which the shares are principally traded.

        Each agreement also provides that the executive is entitled to a grant of initial stock options under the Company's 1998 Incentive Compensation Plan. The options were granted at $3.15 and have a ten-year term. Options vest ratably over a four-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved a compounded annual internal rate of return on its equity interest in the Company of 30% by dates set forth in the employment agreement. In the event that stock options are granted at prices below the fair market value on the date of the grant, an expense will be recognized over the vesting period for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant. The Employment Agreement includes customary severance provisions.

        Salaries and stock options granted under these employment agreements on July 30, 1999 are summarized as follows:

                                         NUMBER OF SECURITIES
                                         SECURITIES UNDERLYING    EXERCISE OF
                               1999         OPTIONS GRANTED       BASE PRICE       EXPIRATION
NAME                          SALARY              (#)              ($/SHARE)          DATE
----                          ------     ---------------------    -----------      ----------
Gary W. Bryant               $250,000           262,500              3.15        August 1, 2009
Robert A. Waegelein          $200,000           225,000              3.15        August 1, 2009
William E. Wehner            $175,000           187,500              3.15        August 1, 2009

        Under the agreements the executives will be entitled to benefits under the Company's employee benefit plan on the same basis as those benefits are made available to other senior executives of the Company. All reasonable business expenses will be reimbursed to the executives in accordance with Company policies.

        In addition, the agreements outline the executive's and Company's obligations under the various scenarios of early termination of the agreement. The agreements also contain a non-compete clause covering the period of employment and the twelve months following termination of employment.

401(K) PLAN

        The executives named in the Summary Compensation Table, as well as substantially all full-time employees of the Company and its subsidiaries, are eligible to participate in the Universal American Financial Corp. 401(k) Savings Plan ("Savings Plan"). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. The employee is entitled to participate in the Savings Plan by contributing through payroll deductions up to 20% of the employee's compensation. The Company may match the employee's contribution up to 50% of the first 4% of the employee's compensation which contribution will be made with Company common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company and Wand Partners L.P., an affiliate of Wand/Universal Investments L.P., I and II, the holders of all of the outstanding Series B Preferred Stock (which was converted to common stock in 1999), entered into a financial advisory agreement, dated December 30, 1994, under which such Wand affiliate rendered advisory services to the Company and was paid a fee of $100,000 per year for such services reduced by any director's fees paid to the director designated by Wand. Such services and fees were to continue as long as Wand owns 500,000 shares of Common Stock or common stock equivalent. In connection with the Capital Z Transaction, Wand agreed to terminate this advisory agreement as of December 31, 1999 and Wand was paid $100,000 in 1999.

        Bertram Harnett, a director of the Company, is a shareholder in Harnett, Lesnick & Ripps P.A., which was paid $949,257 in 1999 for its legal services to, as well as reimbursement for disbursements made, on behalf of the Company.

        Robert F. Wright, a director of the Company, is the sole shareholder and president of Robert F. Wright Associates, Inc., which has a consulting arrangement with the Company. Through this consulting arrangement, Mr. Wright was paid $25,661 in connection with his services as Chairman of the Audit Committee, as well as reimbursement for disbursements made on behalf of the Company.

                             ADDITIONAL INFORMATION

        The board of directors does not intend to present to the meeting any matters not referred to in the form of Proxy. If any proposal not set forth in the Proxy Statement would be presented for action at the meeting, it is intended that the shares represented by proxies will vote with respect to such matters in accordance with the judgment of the persons voting them.

        The Company's independent auditors for the fiscal year ended December 31, 1999 were Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Company must receive stockholder proposals with respect to the Company's next Annual Meeting of Stockholders no later than February 1, 2001 to be considered for inclusion in the Company's next Proxy Statement.

        The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the

Company may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may engage (without additional compensation) in the solicitation of proxies personally, by telephone or telegram.

        A copy of the Annual Report has been mailed to every stockholder as of the Record Date. The Annual Report is not to be considered proxy-soliciting material.

                                          By order of the board of directors

                                          JOAN M. FERRARONE
                                          Secretary

Dated:  May 22, 2000
        Rye Brook, New York

                      UNIVERSAL AMERICAN FINANCIAL CORP.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 7, 2000


        The undersigned shareholder of Universal American Financial Corp., hereby appoints Richard Barasch and Robert Waegelein, and each of them, the attorneys and proxies of the undersigned with full power of substitution, to vote, as indicated herein, all the shares of Common Stock of Universal American Finanical Corp. standing in the name of the undersigned at the close of business on April 26, 2000, at the Annual Meeting of Shareholders of the Company to be held at The Penn Club, 30, West 44th Street, New York, New York 10036, at 10:30 a.m. on June 7, 2000, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the following proposals, as more fully described in the Proxy Statement for the meeting.

        This Proxy will be voted for the election of directors as set forth on the reverse side, unless otherwise indicated.

                (Continued and to be signed on reverse side.)

                       Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Shareholders
                      UNIVERSAL AMERICAN FINANCIAL CORP.


                                 June 7, 2000


               Please Detach and Mail in the Envelope Provided


[X] Please mark your
    votes as in the
    example.
                                     Nominees: (To Serve until the next
                                               annual election of directors):
               FOR   WITHHELD                  Richard A. Barasch
1. Election    [ ]     [ ]                     Bradley E. Cooper
   of                                          Susan S. Fleming
   Directors:                                  Mark M. Harmeling
                                               Bartram Harnett
For except vote withheld from the              Patrick J. McLaughlin
following Nominee(s):                          Robert A. Spass
                                               Richard Veed
                                               Robert F. Wright


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted for election of directors unless otherwise indicated.



SIGNATURE                 DATE         SIGNATURE                 DATE
         -----------------    -----             -----------------    -----

Note: Signature(s) should be exactly as name or names appears on the proxy. If stock is held jointly each holder should sign. If signing is by attorney, trustee or guardian, please give full title.